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                                                 For further information:

                                                 Timothy J. Klahs
                                                 Director, Investor Relations
                                                 SFX Broadcasting, Inc.
                                                 (212) 407-9126

FOR IMMEDIATE RELEASE


                     SFX BROADCASTING ANNOUNCES EXPIRATION
                          OF ITS CONSENT SOLICITATIONS


New York, February 5, 1998 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) announced today the expiration of the solicitations of consents (the "Consent Solicitations") conducted pursuant to the consent solicitation statements dated January 7, 1998, as supplemented on January 28, 1998, copies of which were distributed to the holders of the Company's $450,000,000 10 3/4% Senior Subordinated Notes due 2006 (the "Notes") and the Company's $225,000,000 125/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006 (the "Shares").

As of February 2, 1998, in excess of 50% of the holders of both the Shares and the Notes had delivered consents to the proposed amendments to the indenture pursuant to which the Notes were issued and the Certificate of Designations in respect of the Shares. On February 2, 1998, the Company executed the Supplemental Indenture setting forth the proposed amendments to the Notes. As of February 2, 1998, all consents delivered in respect to the Notes became irrevocable. On February 4, 1998, the Company delivered partial payment of the consent fees to the holders of the Notes and Shares. As of February 4, 1998, all consents in respect of the Shares became irrevocable. The Company anticipates that the balance of the consent fees will be paid to the holders of the Shares and the Notes on or about February 11, 1998.

Lehman Brothers Inc. is acting as Solicitation Agent: Contact David Parsons at
(212) 528-7581 or (800) 438-3242 toll-free.

D.F. King & Co. Inc. is acting as Information Agent: Contact John L. Bibas at
(212) 493-6925 or (800) 848-3416.

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